Exhibit 23.1

KPMG LLP BNY Mellon Center Suite 3400 500 Grant Street Pittsburgh, PA 15219-2598
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated March 25, 2024, with respect to the consolidated financial statements of GitLab Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
March 29, 2024
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.